                                                                Exhibit 10.15C
                           AMENDMENT AGREEMENT No. 4

AMENDMENT AGREEMENT No. 4 (the "Amendment Agreement"), dated as of November 11, 1999, to the Loan Agreement dated as of September 2, 1998 (as amended to date, and as the same may be further amended, supplemented, restated or modified from time-to-time in accordance with its terms, the "Loan Agreement") among The North Face, Inc. ("TNFI"), The North Face (Europe) Limited ("TNFE") and The North Face Hong Kong, Limited ("THNHK"; and together with TNFI and TNFE, each a "Borrower" and collectively, the "Borrowers"), The Industrial Bank of Japan, Limited, New York Branch as Syndication Agent and Documentation Agent, IBJ Whitehall Business Credit Corporation (formerly known as IBJ Schroder Business Credit Corporation) as Administrative Agent and Collateral Agent and the financial institutions parties thereto from time-to-time. Capitalized terms used but not defined herein have the meanings given such terms in the Loan Agreement.

WHEREAS, the Borrowers have requested and the Lenders and the Administrative Agent have agreed to amend certain provisions of the Loan Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Amendment to loan agreement

1.1 The following definitions shall be added to Section 1.1 of the Loan Agreement in their proper alphabetical order:

    "Amendment Agreement No. 4" means, Amendment Agreement No. 4, dated as of November 11, 1999, among the parties hereto.

    "Availability" means, at any time (i) the lesser at such time of (x) the Revolving Loan Commitment and (y) the sum of (A) the TNFI Borrowing Limit plus (B) the Overall Borrowing Limit, minus (ii) the sum at such time of (x) the unpaid principal balance of, and accrued interest and fees on, the Revolving Loan and (y) the Risk Participation Reserve.

    "Eligible Accounts" means, as at any date of determination, the aggregate of all Accounts of TNFI, TNFE, La Sportiva USA and, subject to the last sentence of this definition, of TNF Canada, that the Administrative Agent, in its credit judgment, deems to be eligible for borrowing purposes.
    Without limiting the generality of the foregoing, unless otherwise agreed by the Administrative Agent, the following Accounts are not Eligible Accounts:
                                                         ---

    a. Any Account which, at the date of issuance of the respective invoice therefor, was (i) payable more than sixty (60) days after the date of issuance of such invoice or (ii) solely with respect to Accounts under a payment dating program which is consistent with normal industry practices and approved by the Administrative Agent ("Dating Program"), payable later than the last day of the Dating Program;

    b. Any Dating Program Account which remains unpaid for more than thirty (30) days after the due date under the Dating Program or any other Account which remains unpaid for more than thirty (30) days after the due date specified in the original invoice or for more than ninety (90) days after invoice date if no due date was specified;

    c. Any Account due (i) to TNFI or TNF Canada from a customer whose principal place of business is located outside the United States of America or Canada or (ii) to TNFE from a customer whose principal place of business is located outside of Europe unless such Account is backed by a letter of credit, in form and substance and issued by a bank reasonably acceptable to the Administrative Agent, in its sole discretion, provided that such letter of credit is by its terms transferable and has been delivered to the Collateral Agent, on behalf of Lenders, as additional collateral;

    d. Any Account due from a customer which the Administrative Agent has notified Borrower does not have an acceptable credit standing (as determined in the sole discretion of the Administrative Agent);

    e. Any Account with respect to which the customer is the United States of America or any department, agency or instrumentality thereof unless the applicable Loan Party has, with respect to such Account, fully complied with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) unless such Account is backed by a letter of credit, in form and issued by a bank acceptable to the Administrative Agent;

    f. Any Account with respect to which the customer is an Affiliate of any Loan Party or a director, officer, agent, stockholder or employee of any Loan Party or any of its Affiliates;

    g. Any Account due from a customer if more than thirty percent (30%) of the aggregate amount of Accounts of such customer have at the time remained unpaid for more than thirty (30) days after the due date and/or, with respect to Dating Program Accounts, more than thirty (30) days after the due date of the Dating Program;

    h. Any Account with respect to which there is any unresolved dispute with the respective customer (but only to the extent of such dispute);

    i. Any Account evidenced by an "instrument" (as defined in the UCC) not in the possession of the Collateral Agent, on behalf of Lenders;

    j. Any Account with respect to which the Collateral Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest;

    k. Any Account subject to any Lien except those in favor of the Collateral Agent, on behalf of Lenders;

    l. Any Account with respect to which the customer is the subject of any bankruptcy or other insolvency proceeding;

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    m. Any Account due from a customer to the extent that such Account, if taken together with all Accounts due from the same customer and owing to either TNFI, TNF Canada and/or TNFE would exceed in the aggregate an amount equal to twenty-five percent (25%) of the aggregate of all Accounts of such Loan Party at said date;

    n. Any Account with respect to which the customer's obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guaranteed sales, sale or return transactions, sales on approval or consignment sales;

    o. Any Account with respect to which the customer is located in New Jersey, Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless TNFI has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; and

    p. Any Account with respect to which the customer is a creditor of any Loan Party (including a customer to which any Loan Party owes a credit balance); provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the applicable Loan Party to such customer.

    Accounts owing to TNF Canada shall only be included in "Eligible Accounts" to the extent that, in addition to all of the foregoing, a first priority perfected security interest therein has been granted by TNF Canada to TNFI to secure the Intercompany Advance (which Intercompany Advance and accompanying security shall have been subjected to a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Lenders).

    "Eligible Inventory" means, as at any date of determination, the value (determined in Dollars at the lower of cost or market on a first-in, first-out basis) of all Inventory owned by and in the possession of (i) TNFI and LaSportiva USA and located in the United States of America and (ii) of TNFE and located in Scotland and in any case that Administrative Agent, in its sole discretion, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Administrative Agent, the following is not Eligible Inventory: (a) raw material and work-in-process; (b) finished goods which do not meet the specifications of the purchase order for such goods; (c) Inventory which Administrative Agent determines, in the exercise of its discretion, to be unacceptable for borrowing purposes due to age, quality, type, category and/or quantity; (d) Inventory with respect to which the Collateral Agent, on behalf of Lenders, does not have a valid, first priority and fully perfected security interest; (e) Inventory with respect to which there exists any Lien in favor of any Person other than the Collateral Agent, on behalf of Lenders; (f) Inventory which is obsolete, slow moving or unmerchantable in the sole discretion of the Administrative Agent; (g) Inventory which has been

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    owned by a Borrower in excess of twelve months; and (h) Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215 (a)(i).

    "Special Inventory Advance Rate" means (i) for the period of November 8, 1999, through December 26, 1999, 71% of Eligible Inventory, (ii) for the period of December 27, 1999 through January 31, 2000, 63% of Eligible Inventory, and (iii) for the period of February 1, 2000 through March 31, 2000, 75% of Eligible Inventory.

1.2 The definitions of "Domestic Accounts" and "Domestic Inventory" are hereby deleted from Section 1.1 of the Loan Agreement.

1.3 The following definitions contained in Section 1.1 of the Loan Agreement are amended in their entireties to read as set forth below:

    "Applicable Margin" means the rate of two and three quarters percent
    (2.75%).

    "Eligible Foreign Subsidiary Inventory" means inventory (as so classified in accordance with GAAP) of TNFE which is Eligible Inventory in which Collateral Agent has obtained a first priority perfected security interest, located in bonded warehouses in Scotland or in warehouses owned by TNFE in Scotland, and in connection with which the Collateral Agent has received landlord waivers, in form and substance reasonably acceptable to the Collateral Agent.

    "Intangible Assets" means the amount of intangible assets (determined in conformity with GAAP) of each Borrower and its Subsidiaries, including, without limitation, goodwill, trademarks, trade names, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, restricted funds and capitalized financing costs but Intangible Assets shall not include reserves for deferred tax benefits.

    "Inventory Sublimit" means the U.S. Dollar Equivalent of $50,000,000.

    "Overall Borrowing Limit" means, as of any date of determination, an amount equal to the sum of, without duplication, (a) eighty-five percent (85%) of all Eligible Accounts of TNFE; plus (b) the lesser of (1) fifty percent (50%) of Eligible Foreign Subsidiary Inventory (or, solely for the period of November 8, 1999 through March 31, 2000, the Special Inventory Advance Rate applicable for such period) and (2) the Inventory Sublimit less the outstanding amount of Revolving Loans advanced to and the Risk Participation Reserve attributable to TNFI which, in each case, is supported by Inventory of TNFI; plus (c) forty-five percent (45%) of the aggregate amount of Risk Participation Liability with respect to all outstanding Lender Letters of Credit and Risk Participation Agreements used by TNFE to purchase Inventory; less (d) the GAAP Reserve; less (e) in each category, such other reserves as the Administrative Agent in its sole, reasonable discretion elects to establish from time to time.

    "Permitted Intercompany Advances" means advances from TNFI to TNF Canada in the maximum aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any

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    time, provided that any such advance is made pursuant to an intercompany note in form and substance satisfactory to the Administration Agent which intercompany note is pledged to collateral agent.

    "Prime Rate" means a variable rate of interest per annum equal at all times to the base commercial lending rate of IBJSBTC as is publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate plus two percent (2.00%). The base commercial lending rate announced by IBJSBTC is determined from time to time by IBJSBTC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by IBJSBTC to any particular class or category of customers of IBJSBTC.

    "TNFI Borrowing Limit" means, as of any date of determination, an amount equal to the sum of, without duplication, (a) eighty-five percent (85%) of Eligible Accounts of TNFI and La Sportiva USA; plus (b) the lesser of (1) fifty percent (50%) of Eligible Inventory of TNFI (or, solely for the period of November 8, 1999 through March 31, 2000, the Special Inventory Advance Rate applicable for such period) and (2) the Inventory Sublimit less the outstanding amount of Revolving Loans advanced to and the Risk Participation Reserve attributable to the Foreign Subsidiaries which, in each case is supported by Inventory of TNFI or Eligible Foreign Subsidiary Inventory; plus (c) forty-five percent (45%) of the aggregate amount of Risk Participation Liability with respect to all outstanding Lender Letters of Credit and Risk Participation Agreements used by TNFI to purchase Eligible Inventory; plus (d) eighty-five percent (85%) of Eligible Accounts of TNF Canada; provided that the amounts available under this clause (d) shall not exceed the unpaid amount of the Intercompany Inventory Account less reserves for withholding taxes, if any, payable by TNF Canada with respect thereto; less (e) the GAAP Reserve; less (f) in each category, such other reserves as the Administrative Agent in its sole, reasonable discretion elects to establish from time to time. Notwithstanding anything contained herein to the contrary, the maximum amount of availability attributable to Eligible Accounts of TNF Canada shall not exceed Fifteen Million Dollars ($15,000,000) at any time.

1.4 The definition of "Tangible Net Worth" in Section 1.1 of the Loan Agreement is amended by (i) deleting clause (c) thereof and re-numbering the subsequent clauses accordingly and (ii) adding the following sentence at the end thereof: "Tangible Net Worth shall be adjusted to exclude the effect of gains or losses solely as a result of a conversion of funds from one currency to another".

1.5 Section 2.1(B) of the Loan Agreement is amended in its entirety to read as follows:

    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, each Lender agrees, severally but not jointly, to lend to TNFI and TNFE from time to time such Lender's Pro Rata Share of the Revolving Loan. The Revolving Loan Commitment shall be the U.S. Dollar Equivalent of One Hundred

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    Fifteen Million Dollars ($115,000,000) through December 30, 1999 and thereafter, the Revolving Loan Commitment shall be the U.S. Dollar Equivalent of One Hundred Million Dollars ($100,000,000). Amounts borrowed under this subsection 2.1(B) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to Section 8.3 and (ii) the Termination Date. No Lender shall have any obligation to make advances under this subsection 2.1(B) to the extent any requested advance would cause the balance of the U.S. Dollar Equivalent of all Revolving Loans then outstanding plus the Risk Participation Reserve to exceed the then applicable (i) Overall Maximum Available Revolving Loan Amount or (ii) (x) TNFI Maximum Available Revolving Loan Amount in the case of a requested advance to TNFI or (y) TNFE Maximum Available Revolving Loan Amount in the case of a requested advance to TNFE. Subject to the conditions of this Agreement, Revolving Loans shall be made (i) at the request of TNFI for its account, as requested in accordance with subsection 2.1(C), for which TNFI (and not the Foreign Subsidiaries) shall be obligated, and (ii) at the request of TNFE for its account, as requested in accordance with subsection 2.1(C), and for which the Foreign Subsidiaries shall be jointly and severally obligated. Each Applicable Maximum Available Revolving Loan Amount shall be computed daily by reference to the daily sales register, credit memorandum and remittance reports submitted by TNFI to Administrative Agent pursuant to Section 5.1(S) as supplemented, in the sole discretion of the Administrative Agent, by the most recent borrowing base certificate submitted by TNFI to Administrative Agent pursuant to Section 5.1(T).

1.6 The following shall be added at the end of Section 2.1 of the Loan
    Agreement:

    (H) TNFHK Incurrence of Obligations

        Notwithstanding anything contained herein to the contrary, TNFHK may not request any Revolving Loans, the issuance of any Lender Letter of Credit or the issuance of any Risk Participation Agreement and none of the Administrative Agent, the L/C Issuing Bank or any Lender shall be required to honor any such request. For purposes of this Section 2.1, the term Borrowers shall only include TNFI and TNFE.

1.7 The first sentence of Section 2.1(E)(3) is amended in its entirety to read as follows:

    In addition to all other terms and conditions set forth in this Agreement, the issuance by Administrative Agent or any L/C Issuing Bank of any Lender Letter of Credit or Risk Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, Risk Participation Agreement and Underlying L/C be in such form, be for such amount, contain such terms and support transactions for which purchase orders have been received and reviewed by the Administrative Agent and matched to Inventory, in all cases, to the extent required by the Administrative Agent and which transactions are otherwise acceptable to Administrative Agent and/or the relevant L/C Issuing Bank as applicable and be in an Alternative Currency.

1.8 Section 2.2 of the Loan Agreement is amended in its entirety to read as follows:

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

2.2  Interest

     (A)  Rate of Interest

          Notwithstanding anything contained herein to the contrary, the Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to the Prime Rate. During any period in which TNFI or TNFE utilizes the Special Inventory Advance Rate, the Loans and other Obligations shall bear interest at a rate per annum equal to the Prime Rate plus one quarter of one percent (0.25%).

          After the occurrence of an Event of Default and for so long as such Event of Default continues, the Loans and all other Obligations shall bear interest at a rate per annum equal to two percent (2.0%) plus the applicable interest rate (the "Default Rate").

     (B)  Computation and Payment of Interest

          Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan shall be included and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Prime Rate Loans and all other Obligations shall be payable to Administrative Agent, for the benefit of Lenders, monthly in arrears on the first day of each calendar month, on the date of any prepayment of Loans and at maturity, whether by acceleration or otherwise.

     (C)  Interest Laws

          Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, no Borrower shall be required to pay, and neither Administrative Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) no Borrower nor any Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Administrative Agent or, Collateral Agent any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any

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          combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) neither any Borrower nor any Loan Party shall have any action against Administrative Agent, Collateral Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

1.9 Section 2.5 of the Loan Agreement is amended by deleting the phrase "fifth anniversary thereof" and inserting in its place, the date "March 31, 2000".

1.10 Clause (I) of Section 3.2 of the Loan Agreement is amended in its entirety to read as follows:

     "Since August 31, 1999, no event shall have occurred which has resulted in or would reasonably be expected to have a Material Adverse Effect."

1.11 Section 5.1 of the Loan Agreement is amended by adding the following clauses to the end thereof:

     (S) Daily Accounts Reporting
         ------------------------

         On a daily basis, TNFI will deliver to Administrative Agent (1) a completed assignment schedule of all Accounts created by Borrowers, together with a report of sales, remittances, credits and appropriate back-up for the foregoing which may be in the form of an invoice register or sales journal and, if requested by the Administrative Agent, copies of invoices evidencing such sales and proofs of delivery relating thereto; and (2) a daily management report (including information regarding non-cash credits and adjustments), all in form and substance satisfactory to the Administrative Agent.

     (T) Borrowing Base Certificates, Registers and Journals.
         ---------------------------------------------------

         On Wednesday of each week, TNFI will deliver to Administrative Agent, for the previous week (1) a completed borrowing base certificate in form and substance satisfactory to the Administrative Agent updated to reflect the most recent sales and collections of Borrowers and TNF Canada through the end of the previous week and the amount of the Intercompany Inventory Account at the end of such week; (2) a completed report of returns, backlog and back order position for the Borrowers and

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         TNF Canada, in form and substance acceptable to Administrative Agent;
         (3) a completed inventory report, together with applicable back-up, in form and substance acceptable to the Administrative Agent, of Borrowers and TNF Canada; and (4) a schedule of in-transit Inventory.

    (U)  Availability and Cash Flow Forecast
         -----------------------------------

         On Wednesday of each second week, beginning November 17, 1999, TNFI will deliver to Administrative Agent a rolling thirteen (13) week forecast of Availability as well as cash flow of the Borrowers. The foregoing report shall include a comparison of actual Availability and cash flow to the forecast numbers contained in previous reports and shall be in form and substance acceptable to the Administrative Agent.

    (V)  Reconciliation Reports, Inventory Reports, Listings and Agings and
         ------------------------------------------------------------------
         Compliance.
         ----------

         Within ten (10) Business Days after the last day of each calendar month, TNFI will deliver to Administrative Agent, for the prior month:
         (1) an aged trial balance of all then existing Accounts of Borrowers;
         (2) an aged trial balance of all then existing accounts payable of Borrowers; and (3) a reconciliation report which shall reconcile actual activity to the aging of Accounts; (4) a report showing, in detail acceptable to Administrative Agent, TNFI's Inventory in Canada and all Inventory sold by TNFI to TNF Canada, and all additions to and payments on the Intercompany Inventory Account; and (5) a compliance certificate, duly executed by the chief executive officer of or chief financial officer of TNFI showing compliance with the financial covenants contained herein. Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent.

    (W)  Excess Inventory Report
         -----------------------

         Within ten (10) Business Days after the last day of each calendar month, TNFI will deliver to Administrative Agent a report on "Excess Inventory" of the Borrowers. For purposes of this report, Excess Inventory shall include, without limitation, seasonal Inventory originally projected to be sold prior to December 31, 1999 plus Inventory owned by any Borrower for more than twelve (12) months.

1.12 Section 5.3 of the Loan Agreement is amended by deleting the phrase "such inspections shall be limited to once in each Fiscal Year" where it appears in the ninth and tenth lines thereof, and replacing it with the phrase "such inspections shall be limited to once in each fiscal quarter of each Fiscal Year".

1.13 The following shall be added immediately after Section 5.18 of the Loan Agreement

      5.19   Year 2000 Budget

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     On or before December 10, 1999, the Administrative Agent shall have received a budget for Borrowers' 2000 fiscal year which shall include a summary of the business plan and financial operation projections for the Borrowers and their Subsidiaries for such year (including principal assumptions) and shall show reductions in Borrowers' expenses, all in form and substance satisfactory to the Administrative Agent.

     5.20  Physical Inventory

     On or before December 4, 1999, TNFI shall deliver to the Administrative Agent the results of a physical audit of all Inventory of the Borrowers, the results of which shall not be, in the sole discretion of the Administrative Agent, materially and adversely different than prior Inventory reporting provided to the Administrative Agent pursuant to the Loan Agreement.

     5.21  Mortgage on Carbondale Property

     On or prior to January 15, 2000, TNFI shall enter into a Mortgage, in an amount to be determined by the Administrative Agent (which amount shall be at least equal to the market value of the mortgaged property) and in form and substance satisfactory to Administrative Agent, covering TNFI's headquarters and surrounding property in Carbondale, Colorado. In connection therewith, TNFI shall also deliver title insurance policies and surveys as required by Section 5.15 hereof. TNFI hereby confirms that the provisions of the second sentence of Section 5.15(A) hereof will not apply to its property in Carbondale, Colorado. Execution (but not filing) of the foregoing Mortgage shall take place on or before December 10, 1999.

     5.22  Plan of Cash Infusion

     On or prior to December 15, 1999, TNFI shall deliver to the Administrative Agent, a plan for raising funds through the issuance of additional equity or subordinated debt, such plan to be in form and substance reasonably satisfactory to the Administrative Agent.

     5.23  TNFE Excess Cash

     TNFE shall not maintain cash on hand in excess of the U.S. Dollar Equivalent of $500,000. At the close of business on each Thursday, TNFE shall wire transfer to TNFI's account at Bank of America, Account #1472000543, all amounts in TNFE's bank accounts in excess of $500,000, such amounts to constitute payment of Loans under this Agreement.

     5.24  Extension Fee

     On or prior to December 31, 1999, TNFI shall pay to the Administrative Agent, for the ratable benefit of the Lenders, an extension fee in the amount of $575,000 unless the Obligations are paid in full prior to such date.

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     5.25  Consultant Access

     The Administrative Agent intends to hire a financial consultant to monitor and report directly to the Administrative Agent and the Lenders on all matters relating to the Loan Documents and the credit extended thereunder. Borrowers hereby agree that on and after December 10, 1999, Borrowers shall grant to such financial consultant access to Borrowers' records and management and shall cooperate with such consulting firm in its task of monitoring and reporting on Borrowers' fiscal condition. Borrowers further agree that the reasonable fees, costs and expenses of such financial consultant are obligations of the Borrowers pursuant to Section 10.1.

1.10 Sections 6.1 and 6.2 of the Loan Agreement are amended in their entireties to read as set forth below:

     6.1  Tangible Net Worth

         On each date listed below, Tangible Net Worth, shall exceed the amount set forth opposite such date.

                    Date                                   Amount
               ---------------                        ----------------
                   9/30/99                               $68,000,000
                  10/31/99                               $68,000,000
                  11/30/99                               $68,000,000
                  12/31/99                               $68,000,000
                   1/31/00                               $64,000,000
                   2/28/00                               $63,000,000
                   3/31/00                               $63,000,000


     6.2  Maximum Outstanding Amount

          On each date listed below, the U.S. Dollar Equivalent of all outstanding Revolving Loans shall not exceed the amount set forth opposite such date:

                    Date                                   Amount
               ---------------                        ----------------
                  11/14/99                               $92,500,000
                  11/28/99                               $87,500,000
                  12/19/99                               $81,500,000
                  12/26/99                               $75,000,000
                   1/02/00                               $72,000,000
                   1/31/00                               $75,000,000
                   2/28/00                               $89,000,000
                   3/31/00                               $86,000,000

1.11 Section 6.4 of the Loan Agreement is hereby amended in its entirety to read as set forth below:

      6.4  Minimum Availability Amount

          On each date listed below, Availability shall exceed the amount set forth below opposite such date:


                    Date                                   Amount
              ----------------                        ---------------
                  11/14/99                               $5,000,000
                  11/28/99                               $4,000,000
                  12/19/99                               $1,000,000
                  12/26/99                               $3,500,000
                   1/02/00                               $  750,000
                   1/31/00                               $  500,000
                   2/28/00                               $  100,000
                   3/31/00                               $  250,000

1.12  Section 6.5 and 6.6 of the Loan Agreement are hereby deleted.

1.13 Section 7.4 of the Loan Agreement is amended by deleting clause (d) thereof ("Permitted Acquisitions") and re-numbering the subsequent clauses accordingly.

2.    Conditions Precedent

      This Amendment Agreement shall be effective upon the execution and delivery of counterparts hereof by the parties hereto and the fulfillment of the following conditions:

2.1 All representations and warranties contained in this Amendment Agreement or otherwise made in writing to the Administrative Agent in connection herewith shall be true and correct in all material respects.

2.2 No unwaived event shall have occurred and be continuing which constitutes a Default or Event of Default.

2.3 The Administrative Agent shall have received, for the pro rata benefit of the Lenders, an amendment fee in the amount of $400,000.

2.4 TNFI shall have executed the Warrant Agreement attached hereto as Exhibit 1 and shall have issued Warrant Certificates pursuant thereto to purchase common stock of TNFI on the terms specified in the Warrant Agreement. The aggregate number of shares for which all warrants may be exercised shall equal $975,000 divided by the closing price of TNFI common stock on November 10, 1999. Warrants shall be issued to each Lender pro rata to its Commitment.

2.5 The Administrative Agent shall have received a favorable written legal opinion, in form and substance acceptable to the Administrative Agent, of Wilson Sonsini Goodrich & Rosati, counsel to the Borrowers.

2.6 The Administrative Agent shall have received a plan, in form and substance acceptable to the Administrative Agent, for selling excess inventory of TNFI and TNFE. For purposes of such plan, "excess inventory" shall include, without limitation, inventory originally projected to be sold prior to December 31, 1999 plus inventory owned by TNFI or any of TNFI's Subsidiaries for more than twelve months.

2.7 The Administrative Agent and Lenders shall have been reimbursed for all expenses incurred in connection with the negotiation and documentation of this Amendment Agreement and the transactions contemplated herein, including payment in full for all legal fees charged and costs and expenses incurred by counsel in each case for which TNFI has received bills.

2.8 The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, of the compliance by the Borrowers with Section 5.10 of the Loan Agreement.

2.9 The Administrative Agent shall have received satisfactory evidence that all security interests and liens granted to Collateral Agent pursuant to any Loan Document have been duly perfected and constitute first priority liens on the Collateral.

2.10 The Administrative Agent shall have received a complete list of Subsidiaries of TNFI, including dormant Subsidiaries and Subsidiaries that exist solely for tax purposes, such list to include a description of the equity interest owned by TNFI in each such Subsidiary. In addition, the Administrative Agent shall have received a list of trade names or other names, if any, under which TNFI or any of its Subsidiaries conduct business.

3.    Miscellaneous

3.1 Each of the Borrowers reaffirms and restates the representations and warranties set forth in the Loan Agreement, as applicable, and all such representations and warranties shall be true and correct in all material respects on the date hereof with the same force and effect as if made on such date. Each of the Borrowers represents and warrants as to itself (which representations and warranties shall survive the execution and delivery hereof) to the Administrative Agent that:

      (a) This Amendment Agreement has been duly executed and delivered by a duly authorized officer on behalf of each of the Borrowers, and constitutes the legal, valid and binding obligations of each, enforceable in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable (i) bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (b) The execution, delivery and performance of this Amendment Agreement will not violate any law, statute or regulation applicable to any Borrower, or any order or decree of any court or governmental instrumentality applicable to such company, or conflict with, or result in the breach of, or constitute a default under any contractual obligation of such company.

3.2 Each of the Borrowers hereby irrevocably and unconditionally confirms, that notwithstanding this Amendment Agreement, the Loan Agreement and the other Loan Documents (including each Collateral Document) are each ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

3.3 Nothing herein contained (other than by way of the specific amendments contained herein), shall constitute a waiver or be deemed to be a waiver, of any existing Default or Event of Default, and the Lenders and Administrative Agent reserve all rights and remedies granted to them by the Loan Agreement, the other Loan Documents, by law and otherwise.

3.4 In consideration of the Lenders and the Administrative Agent entering into this Amendment Agreement, each of the Borrowers hereby unconditionally releases, waives and relinquishes (a) all claims, cross-claims and defenses which it may have against the Administrative Agent, the Collateral Agent and each Lender (collectively, the "Releasees") in connection with the negotiation, execution, administration, performance or enforcement of the Loan Agreement and each other Loan Document and (b) all claims which it may have against any Releasee arising out of or in connection with the negotiations concerning restructuring or otherwise altering the obligations of the Borrowers under the Loan Agreement and each other Loan Document.

3.5 All references to the Loan Agreement in any Loan Document shall mean the Loan Agreement as amended hereby.

3.6 This Amendment Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. A facsimile signature page shall constitute an original for the purposes hereof.

3.7 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed as of the date first written above.


THE NORTH FACE, INC.


By: ........................................

Name:

Title:



THE NORTH FACE (CANADA), INC.


By: ........................................

Name:

Title:



THE NORTH FACE, HONG KONG, LIMITED



By: ........................................

Name:

Title:

THE NORTH FACE (EUROPE) LIMITED



By: ........................................

Name:

Title:



IBJ WHITEHALL BUSINESS CREDIT

CORPORATION

as a Lender and as Administrative Agent

and Collateral Agent


By: ........................................

Name:

Title:



THE INDUSTRIAL BANK OF JAPAN,

LIMITED, NEW YORK BRANCH, as a

Lender and as Syndication Agent


By: ........................................

Name:

Title:

FLEET BANK, N.A.



By: ........................................

Name:

Title:



BANK OF AMERICA



By: ........................................

Name:

Title:



BANQUE NATIONALE DE PARIS



By: ........................................

Name:

Title:


NORWEST BANK COLORADO, N.A.



By: ........................................

Name:

Title:

NATIONAL BANK OF CANADA



By: ........................................

Name:

Title:



BANK ONE, COLORADO N.A.



By: ........................................

Name:

Title:



COMERICA



By: ........................................

Name:

Title: